Exhibit 99.1

Cephalon Signs Investment Agreement to Fund

ChemGenex Oncology Clinical Development Operations

Cephalon also signs option agreements with two ChemGenex shareholders to purchase up to 19.9 percent of ChemGenex shares

FRAZER, Pa. — October 21, 2010 - Today, Cephalon, Inc. (Nasdaq: CEPH) announced the signing of a convertible note subscription agreement with ChemGenex Pharmaceuticals Limited (ASX: CXS), an Australian-based oncology focused biopharmaceutical company.  Under the terms of the agreement, Cephalon will provide up to A$15 million to ChemGenex in return for a note that is convertible at A$0.50 per share.  This funding will support ChemGenex operations, including clinical activities to complete a planned New Drug Application submission to the U.S. Food and Drug Administration for omacetaxine for the treatment of chronic myelogenous leukemia (CML) patients who have failed two or more tyrosine kinase inhibitor (TKIs).  Separately, Cephalon also entered into option agreements with two of ChemGenex’s major shareholders, Stragen International N.V. and Merck Santé S.A.S.  Under those option agreements, Cephalon has the right to acquire up to 19.9 percent of ChemGenex’s outstanding shares at A$0.70 per share.

“Our deal with ChemGenex allows us to provide the necessary resources to support the completion of a clinical and regulatory pathway for omacetaxine for CML patients facing a critical unmet medical need,” said Kevin Buchi, Chief Operating Officer at Cephalon.

Cephalon has the right to exercise the options before the later of March 31, 2011, and ten business days after receipt of certain clinical trial data and related analyses from ChemGenex (the “Exercise Period”).  Cephalon has the right to convert the notes to ChemGenex shares at any time, subject to ChemGenex shareholder approval (to be sought by December 31, 2010) for conversion during the Exercise Period or if the options are exercised.  Cephalon will determine whether to exercise its rights under any or all of the agreements following receipt and review of the ChemGenex data and analyses.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world.  Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas.  Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world.  In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at www.cephalon.com.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Contacts:

Cephalon

Media:

Candace Steele Flippin

610-727-6231 (office)

csteele@cephalon.com

Investor Relations:

Chip Merritt

610-738-6376 (office)

cmerritt@cephalon.com

Joseph Marczely

610-883-5894 (office)

jmarczely@cephalon.com